Jennifer Mercer
Telephone: (954) 364-4013
Email: jmercer@tousa.com
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TOUSA Receives Interim Court Approval of $135 Million Financing Agreement With Citigroup
Global Markets

All Operations Continue Without Interruption

Company Also Receives Authority to:

•	Continue Customer Programs, Including Warranties

•	Pay Employee Wages and Benefits

•	Pay Prepetition Claims of Subcontractors With Valid Lien Claims

HOLLYWOOD, Fla., January 31, 2008— TOUSA, Inc. (OTC Pink Sheets: TOUS.PK) – TOUSA, Inc. today announced that it has received interim Court approval to borrow as much as $135 million from Citigroup Global Markets Inc. to pay normal operating expenses, including employee wages, construction costs, and payments to suppliers. The financing is senior to existing debt and requires final Bankruptcy Court approval.

Judge John K. Olson of the U.S. Bankruptcy Court, Southern District of Florida (Fort Lauderdale Division) also granted the Company authority to continue customer programs, including customer warranties; pay employee wages and benefits; establish procedures to pay valid lien claims in the ordinary course of business; and to sell homes free and clear of all liens, with such liens to attach to the proceeds of the sales.

“The relief granted by the Court today will allow the Company to focus on executing its reorganization strategy and, at the same time, provide TOUSA with the liquidity and ability to continue normal operations, including building and selling homes, paying our valued suppliers, and following through on all of our commitments to our customers and business partners,” Antonio B. Mon, TOUSA’s Chief Executive Officer, said.

TOUSA, Inc. and certain subsidiaries filed for relief under Chapter 11 of the U.S. Bankruptcy Code in Fort Lauderdale on January 29, 2008. The case is number 08-10928. For more information, please visit www.tousa.com or the Court’s web site at www.flsb.uscourts.gov.

About TOUSA, Inc.

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements within the meaning of within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of the Company and its management. Any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to: (i) the Company’s ability to continue as a going concern; (ii) the ability of the Company to operate pursuant to the terms of any debtor-in-possession facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding; (iv) the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to fund and execute its business plan;(x) the ability of the Company to attract, motivate and/or retain key executives and employees; (xi) the ability of the Company to attract and retain customers and (xii) other risks and factors regarding the Company and the home building industry identified from time-to-time in the Company’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, which can also be found on the Company’s website at www.tousa.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.